EXHIBIT 10.14

LIN TV Corp.
Summary of Director Compensation

As of March 15, 2010, our non-employee directors receive the following compensation:

Annual Cash Retainer for each non-employee director	$60,000
Additional annual cash retainers for:
Chairman of the Board	25,000
Compensation Committee Chairman	15,000
Nominating and Corporate Governance Committee Chairman	15,000
Audit Committee Chairman	20,000
Per Meeting Cash Fees:
Board meeting attended in person	1,500
Committee meeting attended in person	1,000
Board meeting attended via telephone	1,000
Committee meeting attended via telephone	500